VAALCO Energy, Inc.
4600 Post Oak Place, Suite 309
Houston, Texas 77027
Tel: (713) 623-0801
Fax: (713) 623-0982

VAALCO Energy, Inc. Announces
3rd Quarter 2007 Results

HOUSTON - (PR Newswire) - November 9, 2007 - VAALCO Energy, Inc. (EGY - NYSE),
announced that for the third quarter of 2007 its net income was $8.8 million or $0.15 per diluted share, compared to $13.6 million or $0.22 per diluted share for the comparable period in 2006. Third-quarter 2007 revenues were $34.8 million compared to $25.6 million in the third quarter of 2006.

VAALCO sold 472,000 net barrels of crude oil equivalent at an average price of $73.79 per barrel during the third quarter of 2007, compared to 391,000 barrels of crude oil equivalent and an average price of $65.50 per barrel in the third quarter of 2006.

For the nine months ended September 30, 2007, the Company earned $17.1 million, or $0.28 per diluted share, compared to $35.1 million or $0.58 per diluted share in the nine months ended September 30, 2006.

Crude oil sales for the nine months ended September 30, 2007 were 1,334,000 barrels of oil equivalent at an average price of $66.05 per barrels compared to 1,278,000 barrels of oil equivalent at an average $64.54 per barrel of oil equivalent for the nine months ended September 30, 2006.

Net cash provided by operating activities was $21.7 million in the nine months ended September 30, 2007 compared to $39.9 million in the nine months ended September 30, 2006.

Robert L. Gerry, III, Chairman and CEO stated, “Helped by robust commodity prices our gross revenues were the highest of any quarter in the Company’s history and our net income exceeded the combined income of our last two quarters. On a year to year comparison a higher tax rate and higher depletion prevented us from surpassing the third quarter 2006.

We will spud our well in the North Sea within a few days and should reach total depth by mid-December. Our scientists continue to evaluate seismic data from Gabon and Angola to locate drillable prospects for the second half of 2008. Current production from the Etame concession is now approximately 21,000 barrels of oil per day as we begin to ramp up production as a result of our new FPSO contract.”

The Company has scheduled a conference call on Monday, November 12, 2007 at 10:00 AM Central Time. Interested parties may participate in the call by dialing 1-866-868-1109 or from international locations at 1-847-413-2404.

Financial results:

(Unaudited - in thousands of dollars)	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
	2007	2006	2007	2006
Revenues	34,828	25,640	88,087	82,452
Operating costs and expenses	11,071	5,352	36,841	17,009
Operating Income (Loss)	23,757	20,288	51,246	65,443

Other Income (Expense)	992	649	2,132	1,243
Income tax expense	(14,747)	(6,280)	(33,268)	(27,077)
Gain (loss) from discontinued operations	--	488	(51)	(241)
Minority Interest in earnings of subsidiaries	(1,206)	(1,555)	(2,991)	(4,314)

Net Income	8,796	13,590	17,068	35,054

Basic Income per Common Share	$0.15	$0.23	$0.29	$0.61

Diluted Income per Common Share	$0.15	$0.22	$0.28	$0.58

Other financial results:

	Three Months Ended September 30,		Nine months Ended September 30,
(Unaudited)	2007	2006	2007	2006
Net oil and gas sales (MBOE)	472	391	1,334	1,278
Average price ($/bbl)	$73.79	$65.50	$66.05	$64.54
Production costs ($/bbl)	$8.08	$7.86	$8.29	$7.31
Depletion costs ($/bbl)	$10.19	$4.51	$10.15	$3.96
General and administrative costs ($/bbl)	$3.81	$(0.02)	$4.58	$0.88
Capital Expenditures ($thousands)	1,939	9,786	9,711	18,263
Debt/Proved reserves ($/BOE)	-	-	$1.07	$0.76
Debt/Capitalization ($/$)	-	-	$0.04	$0.04
Cash and cash equivalents ($thousands)	-	-	70,236	69,678
Working capital ($thousands)	-	-	84,766	79,167
Total long term debt ($thousands)	-	-	5,000	5,000

Basic and diluted share information:

Item	Three months ended		Nine months ended
	Sept. 30, 2007	Sept. 30, 2006	Sept. 30, 2007	Sept. 30, 2006
Basic weighted average common stock issued and outstanding	59,191,555	58,403,727	59,118,995	57,905,161
Dilutive options	889,957	2,381,936	1,156,223	2,446,493
Total diluted shares	60,081,511	60,785,663	60,275,218	60,351,654

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. These risks are further described in VAALCO’s annual report on form 10K/A for the year ended December 31, 2006 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:
W. Russell Scheirman
713-623-0801